SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  PBHG  INSURANCE  SERIES  FUND,  INC.

Address  of  Principal  Business  Office:

     1255  Drummers  Lane
     Suite  300
     Wayne,  Pennsylvania  19087-1590

Telephone  Number:  (610)  341-9000

Name  and  Address  of  Agent  for  Service  of  Process:

     Harold  J.  Baxter
     1255  Drummers  Lane
     Suite  300
     Wayne,  Pennsylvania  19087-1590

Check  Appropriate  Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Wayne and State of Pennsylvania on the 23rd day of December, 1996.

                                 SIGNATURE:  PBHG  INSURANCE SERIES FUND, INC.


                                        By: /s/ HAROLD J. BAXTER
                                            _________________________________
                                                Harold J. Baxter

ATTEST: /s/ JOHN M. ZERR
        ________________________
                 Name

               Secretary
        ________________________
                 Title